Exhibit 99.01

H/Cell Energy Reports FY2019 Year End Financial Results

Dallas, TX, March 25, 2020 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen and fuel cell technology, has announced financial results for its fiscal year ended December 31, 2019.

Fiscal Year 2019 Highlights:

●	Both wholly-owned subsidiaries generated an operating profit for the year
●	HCCC generated $2.0 million in consolidated gross profit
●	HCCC entered into a $3 million equity line of credit for growth capital
●	HCCC successfully established a renewable energy division in Australia
●	HCCC obtained contract awards for $5.2 million in new projects in the last four months of 2019
●	HCCC increased its bid list to approximately $38 million

For the twelve months ended December 31, 2019, HCCC generated revenue of $6,817,324 and a net loss of $724,393, which includes $405,215 of non-cash charges that do not affect the cash flow performance or working capital of HCCC. This amounts to $(0.09) in loss per share. The results compare to revenue of $7,505,889 and a net loss of $554,010 or $(0.07) in loss per share, for the prior year ended December 31, 2018.

Andrew Hidalgo, CEO of HCCC, commented, “Fiscal year 2019 was a year of investment in the growth for our business. We established a renewable energy effort in Australia, which generated expense for labor, materials and training that took away from the core revenue production as compared to last year. However, we needed to establish a renewable energy footprint in Australia and by doing so, we believe that 2020 should see significant gains in renewable energy revenue production. We have already seen an increase in bids and projects awarded in renewable energy. With our $3 million equity line of credit, subject to market conditions, we have access to capital to continue the growth anticipated for 2020. Both of our subsidiaries are operationally profitable and we are managing our corporate expenses as effectively as possible. HCCC still maintains $3.5 million in assets and approximately $275,000 in cash as of December 31, 2019. Our bid activity remains high and we see 2020 as a year that will strengthen our balance sheet.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Contact:

H/Cell Energy Corporation

Investor Relations

3010 LBJ Freeway, Suite 1200

Dallas, Texas 75234

972-888-6009 USA

H/CELL ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS
Current assets
Cash and cash equivalents	$277,620	$359,134
Accounts receivable (net retention)	803,659	1,087,381
Prepaid expenses	15,258	16,282
Costs and earnings in excess of billings	26,045	45,478
Total current assets	1,122,582	1,508,275

Property and equipment, net	478,238	476,436
Security deposits and other non-current assets	32,233	32,530
Deferred tax asset	46,000	50,000
Customer lists, net	63,161	83,645
Right of use asset	222,524	-
Deferred offering cost	130,072	-
Goodwill	1,373,621	1,373,621

Total assets	$3,468,431	$3,524,507

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$702,133	$891,354
Billings in excess of costs and earnings	47,098	195,331
Sales and withholding tax payable	39,751	59,857
Current operating lease liability	87,897	-
Current equipment notes payable	27,435	38,991
Current finance lease payable	75,743	65,265
Current line of credit	269,746	-
Current convertible note payable	80,500	-
Income tax payable	41,426	48,643
Total current liabilities	1,371,729	1,299,441

Noncurrent liabilities
Line of credit	-	28,359
Lease operating liability	137,071	-
Earn-out payable	209,199	190,736
Equipment note payable	72,140	121,038
Finance leases	307,804	232,876
Convertible note payable – related party, net of discount	473,770	29,122
Total noncurrent liabilities	1,199,984	602,131

Total liabilities	2,571,713	1,901,572

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,725,524 and 7,586,024 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	772	758
Additional paid-in capital	2,969,686	2,983,476
Accumulated deficit	(2,010,157)	(1,285,764)
Accumulated other comprehensive loss	(63,583)	(75,535)
Total stockholders’ equity	896,718	1,622,935

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,468,431	$3,524,507

HCELL ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

	For the Years Ended December 31,
	2019	2018

Revenue
Sales	$6,817,324	$7,505,889
Related party	-	40,548
Total revenue	6,817,324	7,546,437

Cost of goods sold
Direct costs	4,854,878	5,492,607
Direct costs – related party	-	40,376
Total cost of goods sold	4,854,878	5,532,983

Gross profit	1,962,446	2,013,454

Operating expenses
General and administrative expenses	2,335,285	2,368,860
Management fees – related party	80,500	78,000
Total operating expenses	2,415,785	2,446,860

Loss from operations	(453,339)	(433,406)

Other expenses (income)
Interest expense	42,897	26,584
Interest expense – related party	233,345	79,622
Change in fair value earn-out	18,463	15,418
Gain on fixed asset disposal	(36,651)	(17,277)
Total other expenses	258,054	104,347

Net loss before taxes	(711,393)	(537,753)

Income tax provision	13,000	16,257

Net loss	$(724,393)	$(554,010)

Other comprehensive income (loss), net

Foreign currency translation adjustment	11,952	(46,725)

Comprehensive loss	$(712,441)	$(600,735)

Loss per share
Basic	$(0.09)	$(0.07)
Diluted	$(0.09)	$(0.07)
Weighted average common shares outstanding
Basic	7,644,653	7,586,024
Diluted	7,644,653	7,586,024